2002 Proxy Statement

Notice of Annual Meeting
February 19, 2003

HICKOK INCORPORATED
10514 Dupont Avenue, Cleveland, Ohio 44108

January 22, 2003

To the Shareholders of Hickok Incorporated:

The Company will hold its Annual Meeting of Shareholders at 10:00 a.m., EST., Wednesday, February 19, 2003 at BRATENAHL PLACE, 1 Bratenahl Place, Bratenahl, Ohio 44108.

We hope that you are planning to attend the Annual Meeting in person, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated. If you do attend the Annual Meeting you may, of course, withdraw your Proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Hickok Incorporated, I would like to thank you for your continued support and confidence.

Sincerely, /s/ Janet H. Slade Janet H. Slade Chairman of the Board	/s/ Robert L. Bauman Robert L. Bauman President and Chief Executive Officer

HICKOK INCORPORATED
10514 Dupont Avenue, Cleveland, Ohio 44108

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

MAILED TO SHAREHOLDERS
ON JANUARY 22, 2003

The Annual Meeting of Shareholders of Hickok Incorporated, an Ohio corporation (the "Company"), will be held at BRATENAHL PLACE, 1 Bratenahl Place, Bratenahl, Ohio, on Wednesday, February 19, 2003 at 10:00 a.m., EST., for the following purposes:
1. To fix the number of Directors at eight and elect seven Directors; and
2. To transact such other business as may properly come before the meeting or any adjournment.
Only shareholders of record, as of the close of business on January 6, 2003, will be entitled to receive notice of and to vote at this meeting.

By Order of the Board of Directors. /s/ Robert L. Bauman Robert L. Bauman President and Chief Executive Officer

January 22, 2003

IMPORTANT

Please fill in and sign the enclosed Proxy and return it in the accompanying envelope regardless of whether you expect to attend the Annual Meeting or not. If you attend the Annual Meeting you may vote your shares in person, even though you have previously signed and returned your Proxy.

HICKOK INCORPORATED
10514 Dupont Avenue, Cleveland, Ohio 44108

PROXY STATEMENT
Mailed to shareholders on January 22, 2003

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hickok Incorporated (hereinafter the "Company")to be used at the Annual Meeting of Shareholders of the Company to be held on February 19, 2003, and any adjournments thereof. The time, place, and purpose of the meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement..

The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and Proxy will be paid by the Company. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone or other electronic means, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. While the Company presently intends that solicitations will be made only by Directors, officers, and employees of the Company, the Company may retain outside solicitors to assist in the solicitation of proxies. Any expenses incurred in connection with the use of outside solicitors will be paid by the Company.

Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting.

All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted to fix the number of Directors at eight and for the election of the nominees listed in the Proxy and for the other proposals set forth in the Notice of Annual Meeting.

VOTING RIGHTS

At the close of business on January 6, 2003, the Company had 764,884 shares of Class A Common Stock, $1.00 par value ("Class A Shares"), outstanding and entitled to vote. Additionally, on such date there were 454,866 shares of Class B Common Stock, $1.00 par value ("Class B Shares"), outstanding and entitled to vote. The holders of the outstanding Class A Shares as of January 6, 2003 shall be entitled to one vote for each share held by them. The holders of the outstanding Class B Shares as of said date shall be entitled to three votes for each share held by them. The General Corporation Law of Ohio provides that if notice in writing is given by any shareholder to the President or a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that he desires the voting at such election to be cumulative, and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary of the meeting or by or on behalf of the shareholder giving such notice, each shareholder shall have cumulative voting rights in the election of Directors, enabling him to give one nominee for Director as many votes as is equal to the number of Directors to be elected multiplied by the number of shares in respect of which such shareholder is voting, or to distribute his votes on the same principle among two or more nominees,a s he sees fit. Only shareholders of record at the close of business on January 6, 2003 are entitled to notice of and to vote at this meeting.

At the Annual Meeting, in accordance with the General Corporation Law of Ohio, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and the Company's Amended Code of Regulations, holders of a majority of the outstanding shares of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for these purposes. Such inspectors will also treat as "present" shares held in "street name" by brokers that are voted on at least one proposal to come before the Annual Meeting.

All additional questions and matters brought before the Annual Meeting will be, unless otherwise provided by the Articles of Incorporation of the Company or the General Corporation Law of Ohio, decided by the vote of the holders of a majority of the outstanding votes thereon present in person or by proxy at the Annual Meeting. In voting for such other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

PRINCIPAL OWNERSHIP

The shareholders named in the following table include each executive officer named in the Executive Compensation tables below and those persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Shares of the Company as of January 6, 2003. In addition, this table includes the beneficial ownership of Common Shares by the Directors and Executive Officers of the Company as a group on January 6, 2003.

Title of Class	Name and Business Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Common Shares, $1.00 par value, Class A and B	Janet H. Slade (2) 5862 Briar Hill Drive Solon, Ohio 44139	9,843 Class A (3) 110,762 Class B	1.3% 24.4%
	Gretchen L. Hickok (2) 3445 Park East, Apt. A203 Solon, Ohio 44139	3,834 Class A 115,056 Class B	* 25.3%
	Patricia H. Alpin (2) 7404 Camale Drive Pensacola, Florida 32504	4,994 Class A 118,042 Class B	* 25.9%
	Thomas F. Bauman 10514 Dupont Avenue Cleveland. Ohio 44108	16,800 Class A (4)	2.2%
	Robert L. Bauman 10514 Dupont Avenue Cleveland, Ohio 44108	76,888 Class A (5) 111,006 Class B (6)	9.6% 24.4%
	Koonce Securities, Inc. 6550 Rock Spring Drive Bethesda, Maryland 20817	209,734 Class A (7)	27.4%
	All Directors and Executive Officers as a group (9 persons)	161,331 Class A (8) 221,768 Class B	18.5% 48.8%
* Less than one percent

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner of a security if he or she has or shares voting or investment power in respect of such security or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown throughout this Proxy Statement do not purport to represent beneficial ownership, except as determined in accordance with said Rule.

(2) Daughter of the late Robert D. Hickok.

(3) Includes 8,000 Class A Common Shares which Ms. Slade, as a Director, has the right to acquire upon the exercise of immediately exercisable options.

(4) Includes 16,000 Class A Common Shares which Mr. Bauman, as a Named Executive Officer, has the right to acquire upon the exercise of immediately exercisable options.

(5) Excludes 2,720 Class A Common Shares registered in the name of Mr. Bauman’s children, with respect to which Mr. Bauman disclaims any beneficial interest. Includes an aggregate of 34,500 Class A Common Shares which may be acquired by Mr. Bauman upon the exercise of immediately exercisable options. The ownership of 42,388 shares held by the Susan F. Bauman Trust is attributed to Mr. Bauman pursuant to the Securities and Exchange Commission rules.

(6) The ownership of 111,006 shares held by the Robert L.Bauman Trust is attributed to Mr. Bauman pursuant to the Securities and Exchange Commission rules.

(7) Based on a Schedule 13G dated February 14, 2002 filed with the Securities and Exchange Commission.

(8) Includes 98,000 Class A Common Shares which the Directors and the Executive Officers of the Company have the right to acquire upon the exercise of immediately exercisable options.

ELECTION OF DIRECTORS

The number of Directors of the Company is presently fixed at eight. The term of office of each Director expires annually. The individuals elected to the office of Director at the Annual Meeting will hold office until the next Annual Meeting of Shareholders and until their successors have been duly elected.

The Board of Directors recommends that the number of Directors be fixed at eight, that seven of such directorships be filled by the vote of the shareholders at the Annual Meeting, and that the seven nominees hereinafter named be elected. Due to the time required to arrange for suitable candidates to replace members of the Board of Directors who have retired in recent years, the Board of Directors recommends the election of one less Director than the number fixed by the shareholders. The Board of Directors believes that the election of one less director than authorized will provide the Board with flexibility during the year to appoint an additional member to the Board, when an individual whose services would be beneficial to the Company and its shareholders can be identified.

The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof for the election as Directors of the nominees named below unless the shareholder instructs, by marking the appropriate space on the Proxy, that authority to vote is withheld. If cumulative voting is in effect, the Proxy holders shall have full discretion and authority to vote for any one or more of such nominees. In the event of cumulative voting, the Proxy holders will vote the shares represented by each Proxy so as to maximize the number of Board of Directors’ nominees elected to the Board. However, the shares represented by each Proxy cannot be voted by the Proxy holders for a greater number of nominees than those identified in this Proxy Statement. Each of the nominees has indicated his or her willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

Name and Age	Business Experience (1)	Year in which first elected Director	Common Shares (2) beneficially owned as of January 6, 2003	Percent of class beneficially owned

Robert L. Bauman Age: 62	President and Chief Executive Officer of the Company since July, 1993; Chairman of the Company from July, 1993 to May, 2001	1980	75,888 (5) Class A 111,006 Class B	9.6% 24.4%
T. Harold Hudson Age: 63	President, AAPRA Associates, LLC, (con- sulting firm) since June, 1999; Senior Vice President of Engineering and Design of Six Flags Theme Parks, Inc. for five years prior to June, 1999	1992	9,500 (3) Class A	1.2%
James T. Martin Age: 71	Consultant, self employed, since Septem- ber, 1997; President and Chief Executive Officer, Meaden & Moore, Ltd. (regional, Cleveland based CPA firm) for five years prior to September, 1997	1999	5,000 (4) Class A	*
Michael L. Miller Age: 61	Partner since January, 1972 of Calfee, Hal- ter & Griswold LLP, the Company’s Legal Counsel	1992	13,000 (3) Class A	1.7%
James Moreland Age: 71	Retired, since June, 1994; Senior Engi- neering Executive,Rockwell International, for five years prior to June, 1994	2000	2,600 (4) Class A	*
Hugh S. Seaholm Age: 51	President and Chief Executive Officer,
Universal Metal Products, Inc. (custom
metal stamping manufacturer) since Janu-
ary, 1987; Vice President, Meaden &
Moore, Ltd. (regional, Cleveland based
CPA firm) for three years prior to Janu-
ary, 1987

		First Time Nominee	- 0 -	*
Janet H. Slade Age: 59	Chairman of the Company since May, 2001; Private Investor for five years prior to May, 2001	1992	9,843 (3) Class A 110,762 Class B	1.3% 24.4%
* Less than one percent

(1) Unless otherwise indicated, the principal occupation shown for each of the Company’s Directors has been the principal occupation of such person for at least the past five years.

(2) Class A Common Shares are indicated by "Class A"; Class B Common Shares are indicated by "Class B".

(3) Includes 8,000 Class A Common Shares which may be acquired upon the exercise of immediately exercisable options.

(4) Includes 2,000 Class A Common Shares which may be acquired upon the exercise of immediately exercisable options.

(5) Excludes 2,720 Class A Shares registered in the name of Mr. Bauman's children, with respect to which Mr. Bauman disclaims any beneficial interest. Includes an aggregate of 34,500 Class A Shares which may be acquired by Mr. Bauman upon the exercise of immediately exercisable options. The ownership of 42,388 shares held by the Susan F. Bauman Trust is attributed to Mr. Bauman pursuant to the Securities and Exchange Commission rules.

(6) The ownership of 111,006 shares held by the Robert L. Bauman Trust is attributed to Mr. Bauman pursuant to the Securities and Exchange Commission rules.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors, and persons who own more than ten percent of the Company’s Class A Shares, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Officers, Directors, and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that during the fiscal year ending September 30, 2002 all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent beneficial owners were complied with.

INFORMATION REGARDING MEETINGS AND
COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee and a Compensation Committee. Set forth below is the membership of the various committees with the number of meetings held during the fiscal year ended September 30, 2002 in parentheses:

Audit Committee (1) Harry J. Fallon T. Harold Hudson James T. Martin	Compensation Committee (1) James T. Martin James Moreland

The Audit Committee reviews the activities of the Company’s independent auditors and various Company policies and practices. The Compensation Committee determines and reviews overall compensation matters affecting senior managers and officers, including the granting of stock options. The Board of Directors does not have a nominating committee.

The Board of Directors held four meetings during the fiscal year ended September 30, 2002. During that fiscal year, no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a Director and (ii) the total number of meetings held by committees of the Board on which he or she served, during the period that he or she served.

For the fiscal year ended September 30, 2002,  Directors who are not also employees of the Company received a reduced annual fee of $750 and a fee of $750 for the first three Board meetings attended for the year. Janet Slade, Chairman of the Board, received an annual fee of $4,300 and a fee of $4,300 for the first three Board meetings of the year. At the September meeting the Board of Directors approved a return to the previous Board fee schedule, effective with that meeting, thus increasing Board and Committee fees to $1,500 for each meeting attended. Annual fees effective with the seating of the Board to be elected at the February 2003 meeting were returned to $1,500 per year. The Chairman of the Board received $8,600 for the September meeting and will receive an $8,600 annual fee along with an $8,600 fee for each meeting next year. Directors who are also employees of the Company receive a fee of $50 for each Board meeting attended.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors reports to the Board and is responsible for overseeing the Company’s accounting functions, the system of internal controls established by management, and the processes to assure compliance with applicable laws, regulations and internal policies. The Audit Committee is currently comprised of three directors, each of whom meet independence requirements under the current National Association of Securities Dealers corporate governance standards. The Audit Committee’s activities are governed by a written charter adopted by the Board on May 23, 2000.

The Audit Committee of the Board of Directors (the "Audit Committee") has reviewed and discussed with the independant auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). Audit Committee members also discussed and reviewed the results of the independent auditors’ examination of the financial statements, the quality and adequacy of the Company’s internal controls, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The Audit Committee of The Board of Directors
James T. Martin, Chairman
Harry J. Fallon
T. Harold Hudson

During the fiscal year ended September 30, 2002, Meaden & Moore, Ltd. provided various audit services and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

Audit Fees:  The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 30, 2002 and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the fiscal year ended September 30, 2002 were $56,825.

Financial Information Systems Design and Implementation Fees:  There were no fees billed by Meaden & Moore, Ltd. for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended September 30, 2002.

Other Fees:  The aggregate fees billed by Meaden & Moore, Ltd.for services rendered to the Company, other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended September 30, 2002 were $18,808. The aggregate fees included in this category relate to tax preparation and planning, pension plan audits, assistance with corporate development activities and other audit and accounting services.

The Audit Committee has determined that the rendering of the non-audit services by Meaden & Moore, Ltd. is compatible with maintaining the auditor's independence.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid or to be paid to, as well as the number of stock option awards granted to the Company’s executive officers whose salary and bonus exceeded $100,000 during each of the last three fiscal years (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Securities Underlying Options
Robert L. Bauman, President & Chief Executive Officer	2002 2001 2000	$207,083 $209,167 $220,000	0 0 0	10,000 (2) 5,000 (2) 5,000 (2)
Thomas F. Bauman, Vice President, Sales and Marketing (3)	2002 2001 2000	$127,819 $127,500 $110,104	0 0 0	6,000 (2) 4,000 (2) 4,000 (2)
The Named Executive Officers did not receive personal benefits or perquisites during the last fiscal year in excess of the lesser of $50,000 or 10% of their aggregate salary and bonus.

(1) Represents the bonus earned from a profit sharing plan for all officers and key employees.

(2) Represents options to purchase shares of Class A Common Stock.

(3) Appointed an executive officer in 2000.

2002 Option Grants

The following table sets forth certain information relating to a grant of stock options made during the fiscal year ended September 30, 2002 to the Named Executive Officers. Such grant is reflected in the Summary Compensation Table.

Name	Number of Securities Underlying Options	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term 5% 10%

Robert L. Bauman	10,000	22.6%	$3.55	3/1/12	$ 22,365	$ 56,445
Thomas F. Bauman	6,000	13.5%	$3.55	3/1/12	$ 13,419	$ 33,867

2002 Option Exercises and Year-End Value Table

The following table sets forth stock option information for the individuals named in the Summary Compensation Table. The value of the “in-the-money” options refers to options having an exercise price which is less than the market price of the Company’s stock on September 30, 2002.

			Number of Unexercised Options at September 30, 2002		Value of (1) Unexercised In- the-Money Options at September 30, 2002
Name	Shares Acquired on Exercise	Value Realized	Exercise- able	Unexer- ciseable	Exercise- able	Unexer- ciseable

Robert L. Bauman	- 0 -	- 0 -	34,500	- 0 -	$ 19,525	- 0 -
Thomas F. Bauman	- 0 -	- 0 -	16,000	- 0 -	$ 13,300	- 0 -

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2002 with respect to compensation plans (including individual compensation arrangements) under which Common Stock of the Company is authorized for issuance under compensation plans previously approved and not previously approved by shareholders of the Company.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	181,400	$7.51	56,200

Equity compensation plans not approved by security holders	-	-	-

Total	181,400		56,200

STOCK PERFORMANCE GRAPH

The following data compares the value of $100 invested on October 1, 1997 in the Company’s Class A Common Shares, the Nasdaq Composite Index, and the Nasdaq Industrial Index. The Nasdaq Composite Index represents a broad market group in which the Company participates, and the Nasdaq Industrial Index was chosen as having a representative peer group of companies. The total return includes reinvestment of dividends. The comparisons in this graph are not intended to forecast, or be indicative of, possible future performance.

The above graph was prepared using the following data:

SEPTEMBER 30	1997	1998	1999	2000	2001	2002

HICKOK	$ 100	$ 84	$ 93	$ 55	$ 30	$ 57

NASDAQ COMPOSITE	100	100	162	217	89	69

NASDAQ INDUSTRIAL	100	75	117	149	79	68

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors reviews the Company’s existing and proposed executive compensation plans and makes determinations concerning such plans and the awards to be made thereunder. The current members of the Committee are James T. Martin and James Moreland, all of whom are non-employee Directors of the Company.

Compensation Philosophy

The Committee believes that, in order to attract, retain and offer appropriate incentives to its key executives, compensation levels of individuals should be comparable to similarly situated companies. The Committee reviews generally available information concerning compensation levels at firms which are generally comparable in terms of industry, size and geography. Certain of these companies may be part of the indices set forth in the Stock Performance Graph contained elsewhere in this Proxy Statement. In addition, prior year earnings, internal projections of future years and other achievements of the Company for the prior fiscal year are factors in determining compensation levels for key executives. The Committee also makes a subjective determination as to the overall success of the Company and the contribution of each individual employee.

In 1993 Congress adopted Section 162 (m) of the Internal Revenue Code which limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is "performance based" within the meaning of Section 162 (m). The Committee does not expect the deductibility of any compensation paid to its employees to be affected by Section 162 (m).

Fiscal 2002 Compensation Decisions

Base salaries and bonuses for all of the Company's officers and stock option grants for all key employees, other than Robert L. Bauman, for fiscal 2002 were established by the Committee based on recommendations by Robert L. Bauman. Generally, base salaries were increased as a result of the Committee's review of comparable companies and its subjective determination of the Company's results for fiscal 2001 and each individual ’s particular contribution. No cash bonuses were granted for fiscal 2002 based on a profit sharing plan in place for all officers and key employees. An aggregate of 44,300 options to purchase Class A Common Stock were granted to employees for fiscal 2002.

The compensation arrangements of Robert L. Bauman were determined based on the Committee’s subjective assessment of his performance, based on the Company’s financial condition and success in achieving its strategic objectives. The Committee also considered the responsibilities associated with Robert L. Bauman’s position and the level of compensation provided to Chief Executive Officers at similarly situated companies.

The Compensation Committee of the Board of Directors
James Moreland, Chairman
James T. Martin

Profit Sharing Plan

The Company has a profit sharing plan for all officers and key employees which provides for a fund consisting of 20% of the excess of profits before federal taxes after deducting 10% of the net stockholders' equity at the beginning of the fiscal year, such equity to include the net amount received by the Company during the fiscal year from the sale of common stock or through the exercise of common stock options. The fund is distributable by the Compensation Committee of the Board of Directors, taking into consideration such factors as salary, length of service, and merit, the maximum being 50% of the salary of the distributee. For fiscal years ending September 30, 2002, September 30, 2001 and September 30, 2000,  respectively,  the foregoing formula produced no cash bonus.

Independent Auditors

The firm of Meaden & Moore, Ltd. has again been selected by the Board of Directors to act as the auditors for the Company for the current fiscal year. A representative of that firm will be present at the Annual Meeting and will have an opportunity to make a statement, if desired. The representative will also be available to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

The Board of Directors of the Company is not aware of any matter to come before the meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

Any shareholder proposal intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company’s Secretary at its principal executive offices not later than September 24, 2003, for inclusion in the Board of Directors’ Proxy Statement and form of Proxy relating to that meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the Proxy rules of the Securities and Exchange Commission.

The Company may use its decretion in voting Proxies with respect to Shareholders’ proposals not included in the Proxy Statement for fiscal year ended September 30, 2003, unless the Company receives notice of such proposals prior to December 8, 2003.

Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

Mr. Gregory M. Zoloty
Hickok Incorporated
10514 Dupont Avenue
Cleveland, Ohio 44108

You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors.

Robert L. Bauman President and Chief Executive Officer

Dated January 22, 2003